FOR IMMEDIATE RELEASE

FORWARD REPORTS FISCAL 2009 THIRD QUARTER RESULTS

Pompano Beach, FL – August 5, 2009 – Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carrying case solutions, today announced financial results for its third fiscal quarter ended June 30, 2009.

Fiscal 2009 Third Quarter Financial Results – Compared to Fiscal Third Quarter 2008:

  Net sales decreased $1.5 million, or 26%, to $4.1 million in the 2009 Quarter.

  Gross profit decreased $0.1 million, or 11%, to $1.0 million in the 2009 Quarter due to the lower sales level. Gross profit margin improved to 25% in the 2009 Quarter from 21% in the 2008 Quarter driven primarily by the introduction of new diabetic products.

  Operating expenses of $1.2 million in the 2009 Quarter decreased $0.2 million, or 13%, compared to the 2008 Quarter, primarily due to lower royalty expense, professional fees, and “other general and administrative expenses” (primarily insurance costs).

  Operating loss was $126 thousand, a 23% improvement compared to $163 thousand in the 2008 Quarter.

  Other income (primarily Interest income) of $62 thousand declined 36% due to lower interest rates on lower invested cash balances.

  Net loss was $64 thousand in the 2009 Quarter compared to net loss of $111 thousand in the 2008 Quarter in which we recorded a provision for income taxes of $45 thousand compared to the absence of any provision in the 2009 Quarter.

  Basic and diluted loss per share was ($0.01) in the 2009 Quarter and 2008 Quarter.

Fiscal 2009 Nine-Month Period Financial Results– Compared to nine-month period ended June 30, 2008:

  Net sales decreased $1.6 million, or 10%, to $13.7 million in the 2009 Period compared to $15.2 million in the 2008 Period due primarily to lower sales of diabetic products.

  Gross profit decreased $0.3 million or 9% to $2.6 million in the 2009 Period due primarily to the lower sales level, as well as higher costs of operating our Asian based procurement and quality control functions. Gross profit margin was 19% in the 2009 Period and 2008 Period.

  Operating expenses of $3.9 million in the 2009 Period decreased $0.5 million, or 12%, compared to the 2008 Period primarily as a result of lower personnel costs, royalty expense, and professional fees.

  Operating loss was $1.2 million, a 17% improvement compared to a $1.5 million loss in the 2008 Quarter.

  Other income (primarily Interest income) of $0.2 million in the 2009 Period declined $0.3 million, or 60%, due to lower interest rates on lower invested cash balances.

  Net loss of $1.3 million in the 2009 Period was adversely affected by a non-cash charge of $0.5 million to establish a full valuation allowance against our deferred tax assets. Net loss of $0.8 million in the 2008 Period included a $0.2 million benefit from income tax.

  Basic and diluted loss per share was ($0.17) in the 2009 Period compared to ($0.10) in the 2008 Period.

Douglas W. Sabra, Forward’s Chief Executive Officer, commented, “Sales continued to remain at depressed levels in the third quarter due to lower demand from most of our large customers. We believe this to be our customers’ response to the poor economic environment and lower consumer demand for their products with which our carry solutions are packaged as accessories. In addition to lowering demand, some of these customers have requested that we design and supply them with lower priced products, which if implemented by our customers, may depress sales and gross margin further.

“We have completed most of our cost cutting initiatives and although our operating expenses are lower by more than 10%, cost reductions alone can not return our company to profitability without compromising our growth strategies. Quite simply, we must achieve a higher level of sales and gross profit. We therefore have concentrated our resources on strengthening our relationships with our larger customers while developing new relationships with the potential to contribute significantly to our top line.

“In addition to our organic growth efforts, we remain very active on the strategic front.  We continue to work closely with our financial advisor to identify and evaluate prospective targets for acquisition. In this challenging financial market, the strength of our balance sheet makes us an attractive partner to many companies. However, we will not commit to a transaction unless we believe that it will be in the best interests of our shareholders.”

Mr. Sabra concluded, “We believe that we are taking the necessary steps to best position our company for success when economic conditions begin to improve.  I look forward to updating you on our progress.”

The tables that present our Fiscal 2009 third quarter and year-to-date results below are derived from the Company’s unaudited, condensed consolidated financial statements included in its Form 10-Q filed today with the Securities and Exchange Commission.  Please refer to the Form 10-Q for complete financial statements and further information regarding the Company’s results of operations and financial condition relating to the nine-month period ended June 30, 2009, as well as the Company’s Form 10-K for the fiscal year ended September 30, 2008, for additional information.

Note Regarding Forward-Looking Statements

In addition to the historical information contained herein, this news release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties. Actual results may differ substantially from those expressed or implied in such forward looking statements due to a number of factors. Such risk factors include but are not limited to those discussed in Item 2, Part I, “Management's Discussion and Analysis of Financial Condition and Results of Operations”, and Item 1A, Part II, “Risk Factors”, included in our Quarterly Report on Form 10-Q filed today with the SEC, as well as in “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, which factors are incorporated herein by reference.

Such risk factors include, among others:  the duration and severity of current domestic and global economic conditions and their impact on consumer demand and spending, demand for our products, and uncertainties in the financial and credit markets; a significant change of the Company’s relationship with its customers (including changes affecting their businesses), including changes in our OEM distribution channel where our sales are highly concentrated to a small number of customers; our ability to control operating expenses during periods of declining sales and or gross margins; the loss of a key salesman who has significant influence on our relationships with certain OEM customer makers of diabetic test kits; the impact on our business of an acquisition or the failure to make an acquisition; whether our important OEM customers continue to include carry solutions “in box” with their electronic products; whether our important OEM customers elect to offer much lower cost, simplified carry case accessories in box; our success in winning new business from existing and new customers and against competing vendors; levels of demand and pricing generally for electronic devices sold by our customers for which we supply carry solutions; variability in order flow from our OEM customers; the adverse impact on gross margins of reduced prices for our products offered by our OEM customers; obsolescence of inventory, including the impact on inventory allowance arising out of hub agreements we have entered into; developments in the treatment or control of diabetes that may reduce the usage of handheld blood glucose monitors; increased competition in our business; changes in, governmental regulations.

About Forward Industries

Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for handheld medical diagnostic equipment and other personal electronic devices, such as cellular phones.  The Company sells its products directly to original equipment manufacturers.  Forward’s products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

CONTACT:

Forward Industries, Inc.

James McKenna, CFO

(954) 419-9544

FORWARD INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS -- (UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Net sales..........................................................................	$4,106,814	$5,568,232	$13,670,407	$15,249,026
Cost of goods sold..........................................................	3,075,481	4,406,016	11,031,543	12,349,930
Gross profit.....................................................................	1,031,333	1,162,216	2,638,864	2,899,096

Operating expenses:
Selling.......................................................................	645,035	652,048	2,069,699	2,127,240
General and administrative....................................	512,474	673,266	1,806,315	2,258,812
Total operating expenses..............................	1,157,509	1,325,314	3,876,014	4,386,052

Loss from operations....................................................	(126,176)	(163,098)	(1,237,150)	(1,486,956)

Other income:
Interest income........................................................	49,137	104,590	248,378	517,713
Other income (expense) , net.................................	13,182	(7,297)	(30,228)	23,575
Total other income.........................................	62,319	97,293	218,150	541,288

Loss before provision for (benefit from) income taxes...........................................................................	(63,857)	(65,805)	(1,019,000)	(945,668)
Provision for (benefit from) income taxes.................	--	45,191	300,499	(189,485)
Net loss ...........................................................................	($63,857)	($110,996)	($1,319,499)	($756,183)

Net loss per common and common equivalent share
Basic and Diluted............................................	($0.01)	($0.01)	($0.17)	($0.10)

Weighted average number of common and common equivalent shares outstanding
Basic and Diluted............................................	7,930,496	7,911,412	7,922,985	7,879,730

FORWARD INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2009	2008
Assets	(Unaudited)
Current assets:
Cash and cash equivalents...........................................................................................	$19,569,788	$19,862,426
Accounts receivable, net ..............................................................................................	3,296,321	3,659,553
Inventories, net...............................................................................................................	781,030	1,363,862
Prepaid expenses and other current assets................................................................	363,343	586,632
Deferred tax asset...........................................................................................................	--	49,449
Total current assets..........................................................................................	24,010,482	25,521,922

Property, plant, and equipment, net.................................................................................	179,186	124,854
Deferred tax asset...............................................................................................................	--	359,681
Other assets.........................................................................................................................	59,532	98,259
Total Assets........................................................................................................................	$24,249,200	$26,104,716

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable...........................................................................................................	$1,492,029	$2,206,630
Accrued expenses and other current liabilities...........................................................	200,999	189,827
Total current liabilities....................................................................................	1,693,028	2,396,457

Commitments and contingencies....................................................................................	--	--

Shareholders’ equity:
Preferred stock, par value $0.01 per share; 4,000,000 shares authorized; no shares issued.................................................................................................	--	--
Common stock, par value $0.01 per share; 40,000,000 shares authorized, 8,641,098 and 8,621,932 shares issued at June 30, 2009 and September 30, 2008, respectively (including 706,410 held in treasury at both dates)........	86,411	86,219
Capital in excess of par value....................................................................................	16,060,703	15,893,480
Treasury stock, 706,410 shares at cost ...................................................................	(1,260,057)	(1,260,057)
Retained earnings.......................................................................................................	7,669,115	8,988,617
Total shareholders' equity...............................................................................................	22,556,172	23,708,259
Total liabilities and shareholders’ equity......................................................................	$24,249,200	$26,104,716